Exhibit 2.1

DESCRIPTION OF RIGHTS OF SECURITIES

Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of April 30, 2024, SMX (Security Matters) Public Limited Company (the “Company,” “we,” “us,” and “our”) has the following securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, with a nominal value of $0.0022 per share	SMX	Nasdaq Stock Market LLC
Warrants, each exercisable for one Ordinary Share at an exercise price of $253.00 per share	SMXWW	Nasdaq Stock Market LLC

General

The Company is a public limited company organized and existing under the laws of Ireland. The Company was formed on July 1, 2022 as a public limited company incorporated in Ireland under the name “Empatan Public Limited Company” and underwent a change of name to SMX (Security Matters) Public Limited Company on February 17, 2023. The Company’s affairs are governed by the Company’s Amended and Restated Memorandum and Articles of Association, the ICA, and the laws of Ireland.

The following are summaries of material provisions of the Company’s Amended and Restated Memorandum and Articles of Association and the ICA, insofar as they relate to the material terms of the Ordinary Shares.

Description of Ordinary Shares

The following are summaries of material provisions of the Company’s Amended and Restated Memorandum and Articles of Association, and the ICA, insofar as they relate to the material terms of the Ordinary Shares.

General. The authorized share capital of the Company is $100,000,000 divided into 36,363,636,364 Ordinary Shares with a nominal value of $0.0022 each, 200,000,000,000 preferred shares with a nominal value of $0.0001 each and €25,000 divided into 25,000 deferred Ordinary Shares with a nominal value each of €1.00 each.

Immediately prior to consummation of the Business Combination, the Company had issued and paid-up share capital of (i) €25,000 representing 25,000 deferred shares of €1.00 each and (ii) $0.0001 representing one Ordinary Share of $0.0001 each in the capital of the Company, in order to satisfy statutory capitalization requirements for all Irish public limited companies.

Dividends. The holders of Ordinary Shares are entitled to such dividends as may be declared by the Company’s board of directors. Dividends may be declared and paid out of the funds legally available therefor, or any other fund or account which can be authorized for this purpose in accordance with the ICA.

Voting Rights. Each Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of the Company. Voting at any meeting of shareholders is by way of a poll, which shall be taken in such manner as the chairperson of the meeting directs.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than 75% of the votes cast attaching to the outstanding Ordinary Shares at a meeting. Where the shareholders wish to act by way of written resolution in lieu of holding a meeting, unanimous consent of the holders of the Ordinary Shares shall be required. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to the Company’s Amended and Restated Memorandum and Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions contained in the BCA with respect to the Ordinary Shares, and subject to any further restrictions contained in the Amended and Restated Memorandum and Articles of Association, any shareholder may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the Company’s Board.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders thereof on a pro rata basis. If the Company’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the Company’s shareholders proportionately.

General Meetings of Shareholders. Shareholders’ meetings may be convened by the board of directors on the requisition of the shareholders or, if the Board fails to so convene a meeting, such extraordinary general meeting may be convened by the requisitioning shareholders where the requisitioning shareholders hold not less than 10% of the paid up share capital of the Company. Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with the Company’s Amended and Restated Memorandum and Articles of Association and the ICA. Unanimous consent of the holders of the Ordinary Shares shall be required before the shareholders may act by way of written resolution without a meeting.

Description of Public Warrants

Each whole Public Warrant shall entitle the holder thereof to purchase one Ordinary Share at an exercise price of $253.00 per share.

Subject to the terms of the BCA, on the consummation of the Business Combination, each Lionheart Public Warrant remained outstanding but was automatically adjusted to become one Public Warrant. Each such Public Warrant continues to have, and be subject to, the same terms and conditions set forth in the warrant agreement pursuant to which such Lionheart Public Warrant was issued immediately prior to the consummation of the Business Combination, except that each Public Warrant is exercisable (or will become exercisable in accordance with its terms) for that number of whole Ordinary Shares equal to the number of Lionheart Private Shares that were issuable upon exercise of such Lionheart Public Warrant that was outstanding immediately prior to the consummation of the Business Combination, and subject to adjustment pursuant to the subsequent reverse stock split. In addition, each Lionheart Private Warrant remains outstanding but is automatically adjusted to become one Public Warrant, subject to adjustment pursuant to the subsequent reverse stock split (each a “Parent Founder Warrant”). Each such Parent Founder Warrant continues to have, and be subject to the same terms and conditions set forth in the warrant agreement pursuant to which such Lionheart Private Warrant was issued immediately prior to the consummation of the Business Combination, except that each Parent Founder Warrant is exercisable (or will become exercisable in accordance with its terms) for that number of whole Ordinary Shares equal to the number of Lionheart Private Shares that were issuable upon exercise of such Lionheart Private Warrant that was outstanding immediately prior to the consummation of the Business Combination, subject to adjustment pursuant to the subsequent reverse stock split. As used herein: (1) “Lionheart Private Shares” shall mean the 400,000 shares of Lionheart Class A Common Stock, included in the units (“Lionheart Private Units”) issued in private placements at the time of the consummation of the initial public offering by Lionheart, which closed on November 8, 2021 (“IPO”), including (a) one Lionheart Class A Common Stock and (b) one-half of a warrant, with whole warrants entitling the holder thereof to purchase one Lionheart Class A Common Stock at an exercise price of $11.50 per share; (2) “Lionheart Private Warrants” shall mean (a) each warrant issued in private placements at the time of the consummation of the IPO, entitling the holder thereof to purchase one Lionheart Class A Common Stock at an exercise price of $11.50 per share and (b) each warrant issued as a component of Lionheart Private Units; and (3) “Lionheart Public Warrants” shall mean each warrant issued as a component of the Lionheart Public Units.

The Company is not obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable, and the Company will not be obligated to issue Ordinary Shares upon exercise of a Public Warrant unless the Ordinary Shares issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant.

The Company has agreed that as soon as practicable, but in no event later than 30 days after the closing of the Business Combination, the Company would use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the Ordinary Shares issuable upon exercise of the Public Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the closing of the Transactions and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of that certain warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Lionheart (the “Warrant Agreement”). As a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants was not effective by the 60th business day after the closing of the Transactions, holders of the Public Warrants may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders of the Public Warrants will not be able to exercise their Public Warrants on a cashless basis. Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption:

● in whole and not in part;

● at a price of $0.22 per warrant;

● upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

● if, and only if, the reported last reported sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of Ordinary Shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the Public Warrants were offered.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each holder of the Public Warrants will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $396 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $253 warrant exercise price after the redemption notice is issued.

If the Company calls the Public Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Public Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of Public Warrants. If the Company’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last reported sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if they do not need the cash from the exercise of the Public Warrants after the closing of the transactions contemplated by the BCA, the SID and the Ancillary Agreements.

A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per share of Ordinary Shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for the Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Share and any voting rights until they exercise their Public Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by Company shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Transfer Agent

The transfer agent for the Ordinary Shares is Continental Stock Transfer & Trust Company.

Comparison of Irish and Delaware Corporate Governance And Shareholder Rights

As holders of Ordinary Shares may be unfamiliar with corporate governance and shareholder rights of Irish public limited company when compared to a Delaware corporation, the below summarizes and compares certain corporate governance and shareholder rights of the Company, an Irish Public Limited Company, and Lionheart III Corp, a Delaware corporation and special purpose acquisition company, from immediately prior to its March 2023 business combination with Security Matters PTY Ltd., an Australian corporation and predecessor to the Company.

	Ireland	Delaware
PRINCIPAL APPLICABLE LEGISLATION	The ICA	Delaware General Corporation Law, as amended from time to time (“DGCL”)

CORPORATE PURPOSE	The objects for which the Company was established are very broad and allow the Company to engage in a wide range of activities for which a company may be incorporated under the ICA.	The purpose of Lionheart is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

SHAREHOLDER VOTING

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Company’s Amended Memorandum and Articles of Association, any question, business or resolution proposed at any general meeting shall be decided by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of the Company shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).

An ordinary resolution is needed, among other matters, to appoint a Company director (where the appointment is by shareholders), to remove a Company director and to provide, vary or renew the Company’s directors’ authority to allot relevant securities.

Irish law requires approval of certain matters by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”).

A special resolution is needed, among other matters, to amend the Company’s Amended Memorandum and Articles of Association, to disapply statutory pre-emption rights on the issuance of equity securities of the Company and to reduce the Company’s company capital.

Additionally, the rights attaching to a particular class of shares may only be varied if (a) the holders of seventy five percent (75%) of the nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS		A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

SHAREHOLDER RIGHTS PLAN	Subject to applicable law, the Company’s Amended Memorandum and Articles of Association provides the Board with the power to adopt a shareholder rights’ plan upon such terms as the Board deems expedient in the best interests of the Company, and to exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary Shares or preference shares in the capital of the Company in accordance with the terms of such rights’ plan. The Company’s ability to adopt a rights’ plan or to take other anti-takeover measures after the Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions’ prohibition of the Irish Takeover Rules. A number of Irish companies have pre-existing rights’ plans, which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.

APPRAISAL RIGHTS		Stockholders have appraisal rights in certain circumstances as provided for under the DGCL.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING	As set out in the Company’s Amended Memorandum and Articles of Association, for so long as the Company has more than one shareholder, any action required or permitted to be taken by the holders of shares of the Company requires the unanimous consent of the holders of the Ordinary Shares before the shareholders may act by way of written resolution in lieu of holding a duly called annual or extraordinary general meeting of such shareholders.	As set out in the charter, except as may be otherwise provided for any action required or permitted to be taken by the stockholders of Lionheart must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Lionheart’s Class B Common Stock with respect to which action may be taken by written consent.

MEETINGS OF SHAREHOLDERS	The quorum is set in the Company’s Amended Memorandum and Articles of Association. Two members present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided, however, that at any time when the Company is a single-member company, one member of the Company present in person or by proxy, at a general meeting of it shall be a quorum.	The quorum is set in Lionheart’s Bylaws. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the charter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under Irish law, the Company may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by the Company unless the net assets of the Company are equal to, or exceed, the aggregate of the Company’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce the Company’s net assets below such aggregate

The Company’s Amended Memorandum and Articles of Association authorizes the Board to pay such dividends as appears to the Board to be justified by the profits of the Company.

The Board may also recommend a dividend to be approved and declared by the Company’s shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Board.

Stockholders have the right to receive dividends to the extent declared by the board of directors.

NUMBER OF DIRECTORS

Under the Company’s Amended and Restated Memorandum and Articles of Association, the number of directors shall from time to time be not less than two nor more than seven.

Under the Company’s Amended and Restated Memorandum and Articles of Association, the Board will be divided into three classes designated as Class I, Class II and Class III. The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2023 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2024 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2025 annual general meeting. Directors are eligible to stand for re-election at the relevant annual general meeting. Directors shall be re-elected for a three-year term.

Size of Board: Under Lionheart’s charter, the number of directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by Lionheart’s board of directors pursuant to a resolution adopted by a majority of Lionheart’s board of directors.

Election of Directors: Under Lionneart’s charter, the board of directors is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Lionheart’s board of directors is authorized to assign members of the board already in office to Class I, Class II or Class III. Each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

VACANCIES ON BOARD OF DIRECTORS

Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, may be filled by a majority of the directors then in office or by ordinary resolution of the shareholders (i.e., a simple majority of the members attending and voting). The replacement director will hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

In the event of a contested election (i.e., where the number of the Company director nominees exceeds the number of the Company directors to be elected), each of those nominees shall be voted upon as a separate resolution and the directors of the Company shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those of the Company director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

Under Lionheart’s charter, newly created directorships resulting from an increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders), and any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS	Under Irish law, the Company shareholders may remove a director without cause by ordinary resolution, before the expiration of his or her period of office by way of ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to the Company, and the shareholders comply with the relevant procedural requirements of the ICA. Under Irish law, one or more Company shareholders representing not less than 10% of the paid-up share capital of the Company carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

Lionheart’s charter, whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in Lionheart’s charter and such directors shall not be included in any of the classes created pursuant to Lionheart’s charter unless expressly provided by such terms.

Any or all of the other directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

COMMITTEES	Under the Amended and Restated Memorandum and Articles of Association, the directors of the Company may establish one or more committees consisting in whole or in part of members of the Board. The composition, function, power and obligations of any such committee will be determined by the Board from time to time.

CUMULATIVE VOTING		Under the charter the holders of shares of Ordinary Shares shall not have cumulative voting rights with regard to election of directors.

AMENDMENT OF GOVERNING DOCUMENTS	The Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.	Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the Ordinary Shares entitled to vote thereon is required to amend, alter, or repeal provisions of the charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B Stock shall remain outstanding, the, affirmative vote of the holders of a majority of the shares of Class B Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of the Ordinary Shares, shall be required to amend Article IX regarding business combinations and redemption rights.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subject to exceptions, the ICA does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Amended and Restated Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the ICA, each director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, as more particularly described in the section titled “Indemnification of Directors and Officers.”

It is expected that the Company will purchase and maintain directors and officers insurance on behalf of its directors, secretary, and employees.

Under the charter, the Lionheart, to the fullest extent permitted by Section 145 of DGCL, shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Lionheart or, while a director or officer of Lionheart, is or was serving at the request of Lionheart as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, each of whom is an “indemnitee,” whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the charter shall be paid by Lionheart in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall finally be determined that he is not entitled to be indemnified by Lionheart.

LIMITED LIABILITY OF DIRECTORS	Under the ICA, a director of the Company may be liable to the Company where such director acts in breach of certain of his or her fiduciary duties.	Under the charter, a director shall not be personally liable to Lionheart or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under DGCL unless a director violated his or her duty of loyalty to Lionheart or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

LIMITED LIABILITY OF DIRECTORS	Under the ICA, a director of the Company may be liable to the Company where such director acts in breach of certain of his or her fiduciary duties.	Under the charter, a director shall not be personally liable to Lionheart or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under DGCL unless a director violated his or her duty of loyalty to Lionheart or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

The Company’s Amended and Restated Memorandum and Articles of Association requires that an annual general meeting shall be convened by not less than twenty-one clear days’.

The Company’s Amended and Restated Memorandum and Articles of Association requires that, subject to the ICA, all extraordinary general meetings shall be convened by not less than 21 clear days’ notice except that they may be called by not less than 14 clear days’ notice where (i) all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and (ii) a special resolution reducing the period of notice to 14 days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

“clear days” means calendar days and excludes: the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

A Lionheart stockholder must (i) give timely notice thereof in proper written form to the Secretary, and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Lionheart not less than 90 or more than 120 days before the anniversary date of the immediately preceding meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in Lionheart’s bylaws.

SHAREHOLDERS’ SUITS

The Company’s Amended and Restated Memorandum and Articles of Association provides that any dispute or claim arising out of or in connection with the Company’sAmended and Restated Memorandum and Articles of Association will be governed by, and construed in accordance with, the laws of Ireland and that the courts of Ireland will have exclusive jurisdiction to settle any dispute arising out of or in connection with the Company’s Amended and Restated Memorandum and Articles of Association.

The Company’s Amended and Restated Memorandum and Articles of Association separately provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act or the Securities Act.

The charter provides that unless Lionheart consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Lionheart, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Lionheart to Lionheart or Lionheart’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Lionheart, its directors, officers or employees arising pursuant to any provision of the DGCL or the Bylaws, or (iv) any action asserting a claim against Lionheart, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or arising under the federal securities laws, including the Securities Act of 1933, as amended, and the rules and regulations thereunder as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum, unless Lionheart consents in writing to the selection of an alternative forum.

RIGHT TO INSPECT CORPORATE BOOKS AND RECORDS	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

RIGHTS TO INSPECT SHAREHOLDER LIST	Under Section 220 of the DGCL, a stockholder or its agent has a right to inspect Lionheart’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such person’s interest as a stockholder). If Lionheart refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

CLASS ACTION SUITS	Generally, Lionheart is subject to potential liability under the federal securities laws and under Delaware law. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders.